Exhibit 99.1

CONTACT:	Michael J. Perdue President and CEO Community Bancorp Inc. (760) 432-1100 www.comnb.com

News Release

COMMUNITY BANCORP INC. ADDS TWO MEMBERS TO ITS BOARD OF DIRECTORS

Escondido, CA—October 8, 2004—Community Bancorp, Inc (“Community”) (NASDAQ: CMBC) parent company of Community National Bank, today announced that Thomas A. Page and M. Faye Wilson have been appointed to the Board of Directors of both Community Bancorp Inc. and Community National Bank effective October 1, 2004.

Mr. Page and Ms. Wilson formerly served as Chairman of the Board and Board Member, respectively, of Cuyamaca Bank, N.A. which Community acquired on October 1, 2004.

Gary W. Deems, Chairman of Community, stated, “Both Tom and Faye bring a remarkable depth of knowledge, insight and continuity of experience to our Board and we are certain they will make significant contributions to the success of the combined institution.”

Thomas A. Page is the former chairman of the board of Enova Corporation and San Diego Gas & Electric Company (SDG&E). Prior to the holding company formulation in 1996, Page was SDG&E’s Chairman, President and CEO. Page earned his Bachelor of Science Degree in Civil Engineering and his Master of Industrial Administration from Purdue University, where he was awarded an honorary doctorate in management in 1994. He currently serves as a member of Purdue’s Krannert Graduate School of Management Dean’s Advisory Council. In addition, he serves as an elected member of the Grossmont Union High School District Board of Education and a director of the San Diego Regional Economic Development Corporation. Page is a director of American Innotek, SYS Technologies, Multicell Technology, and is an advisory director of Sorrento Ventures, a San Diego venture capital firm.

M. Faye Wilson is currently a principal of Wilson Boyles and Company, a business management and strategic planning consulting firm. She has served as a director of the corporate board of Los Angeles-based Farmers Insurance Group and as a director and senior officer of Atlanta-based Home Depot. Prior to her retirement from Bank of America, Ms. Wilson served in several senior management roles there including Chairman of Security Pacific Financial Services and Executive Vice President and Chief Credit Officer for Bank of America’s National Consumer Banking Group. Ms. Wilson earned her Masters Degrees in International Relations and Business Administration from the University of Southern California and an undergraduate degree from Duke University. She currently is a trustee on the board of the Neurosciences Institute in San Diego, the Efficacy Institute in Boston, and a director for the Atlanta Symphony. She also serves as Vice President of Finance on the Board of the San Diego Opera.

Community Bancorp is a bank holding company with $532 million in assets as of June 30, 2004, with a wholly owned banking subsidiary, Community National Bank, headquartered in Escondido, California. The bank’s primary focus is community banking, providing commercial banking services including commercial, real estate and SBA loans to small and medium sized businesses. The bank serves northern San Diego County and southwest Riverside County with retail banking offices in Bonsall, Escondido, Fallbrook, Murrieta, Temecula and Vista, and has additional SBA loan production offices that originate loans in California, Arizona, Nevada and Oregon. The Company recently acquired Cuyamaca Bank, which operates banking offices in the east San Diego County cities of Santee, El Cajon and La Mesa and in the north San Diego County city of Encinitas. At June 30, 2004, Cuyamaca had $117 million in total assets. The combined institution will have $650 million in total assets based on June 30, 2004 data, and 10 full service branches in San Diego and Riverside counties.

This News Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act. Statements concerning the expected prospects for the effective date of the transaction, the accretive nature of the transaction, future developments or events, and any other guidance on future periods, constitute forward-looking statements which are subject to a number of risks and uncertainties which might cause actual results to differ materially from stated expectations. These factors include, but are not limited to, regulatory reviews and approvals, competition in the financial services markets for deposits, loans, and other financial services, retention of business, the ability to realize various cost saving measures, and general economic conditions. The forward-looking statements should be considered in the context of these and other risk factors disclosed in Community Bancorp Inc.’s filings with the SEC. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of an unanticipated event.